                                                                     Exhibit 8.2
                             DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                              New York, N.Y. 10017


                                                      August 9, 2001


Re: QUALIFICATION OF THE MERGER OF KEEPEP INC., A WHOLLY-OWNED SUBSIDIARY OF CHEVRON CORPORATION, WITH AND INTO TEXACO INC. AS A TAX-FREE REORGANIZATION


Texaco Inc.
2000 Westchester Avenue
White Plains, NY 10650

Ladies and Gentlemen:

        We have acted as counsel for Texaco Inc. (the "COMPANY"), a Delaware corporation, in connection with (i) the proposed Merger, as defined and described in the Agreement and Plan of Merger dated as of October 15, 2000, as amended by Amendment No. 1 thereto dated as of March 30, 2001 (the "MERGER AGREEMENT") among Chevron Corporation ("PARENT"), a Delaware corporation, Keepep Inc. ("MERGER SUBSIDIARY"), a Delaware corporation and a newly formed, wholly owned subsidiary of Parent, and the Company and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), which includes the Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended.

        In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus (as such Proxy Statement/Prospectus has been amended through the date hereof) and the representation letters of Parent and the Company to us dated August 9, 2001 and delivered to us for purposes of our opinion (the "REPRESENTATION LETTERS"). For purposes of this opinion, we have assumed that (i) in all respects relevant to this opinion, the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus (as such Proxy Statement/Prospectus has been amended through the date hereof) and none of the terms or conditions contained therein have been or will be modified in any respect relevant to this opinion and (ii) the representations and covenants made to us by Parent and the Company in the Representation Letters are accurate and complete. The opinion expressed herein

Texaco Inc.                          2                            August 9, 2001


is based upon existing statutory, regulatory and judicial authority and administrative rulings, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the Representation Letters, which we have assumed will be true as of the effective time of the Merger. Our opinion cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representation Letters are, or later become, inaccurate.

        Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and, accordingly, for U.S. federal income tax purposes:

                (i) holders of shares of Parent stock will not recognize any gain or loss as a result of the Merger;

                (ii) holders of shares of Company stock will not recognize any gain or loss as a result of the exchange of their shares of Company stock for shares of Parent common stock, except in respect of cash received instead of fractional shares of Parent common stock, and will have a tax basis in the Parent common stock received in the merger equal to the tax basis of the Company stock surrendered in the Merger, less any tax basis of the Company stock surrendered that is allocable to fractional shares of Parent common stock for which cash is received;

                (iii) a holder of Company stock surrendered in the Merger who holds such stock as a capital asset within the meaning of Section 1221 of the Code will have a holding period with respect to the Parent common stock received in the Merger that includes the holding period of such Company stock;

                (iv) to the extent a holder of Company stock receives cash instead of a fractional share of Parent common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Company stock allocable to the fractional share, which gain or loss will be capital gain or loss if the holder of Company stock holds such stock as a capital asset within the meaning of Section 1221 of the Code and will be long-term capital gain or loss if the Company stock exchanged for the fractional share was held continuously for more than one year at the effective time of the Merger; and

Texaco Inc.                          3                            August 9, 2001


                (v) none of Parent, Company or Merger Subsidiary will recognize gain or loss as a result of the Merger.

        The preceding are the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "The Merger--Material Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,


                                       /s/ Davis Polk & Wardwell